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Ingersoll Rand Announces Two New Directors and Executive Changes

Hamilton, Bermuda, June 9, 2008 - Ingersoll-Rand Company Limited (NYSE:IR) announced the election of two new directors to the company’s Board of Directors. Both directors, Jared L. Cohon and Edward E. Hagenlocker, previously served on the Board of Directors of Trane Inc., which Ingersoll Rand acquired on June 5, 2008.
Cohon, a Trane director since 1999, was elected president of Carnegie Mellon in 1997 and was also appointed professor of Civil and Environmental Engineering and professor of Engineering and Public Policy. Prior to joining Carnegie Mellon, Cohon held numerous positions at Yale University and Johns Hopkins University. In 2002, Cohon was appointed to the Homeland Security Advisory Council, and in 2006 he was appointed chair of the Secure Borders and Open Doors Advisory Committee, a subcommittee of the Homeland Security Advisory Council.
Hagenlocker, a Trane director since 2001, was vice chairman of Ford Motor Company from 1996 until he retired in 1999 and was chairman of Visteon Automotive Systems from 1997 to 1999. He served as president of Ford Automotive Operations from 1994 to 1996 and as chairman of Ford of Europe in 1996.
“I am pleased to welcome Jared and Ed to our board,” said Herbert L. Henkel, chairman, president and chief executive officer. They bring extensive knowledge of Trane’s business, as well as outstanding expertise and demonstrated leadership in their fields.”
Ingersoll Rand also announced, effective immediately, the promotion of Steven R. Shawley to senior vice president and chief financial officer. Shawley most recently was senior vice president and president of Ingersoll Rand’s Climate Control Technologies Sector, having assumed that role in 2005. Prior to that, he was president, Climate Control Americas, from 2003 to 2005, and president, Thermo King North America, from 2002 to 2003. Prior to his Climate Control
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positions, Shawley served as vice president and controller of Ingersoll Rand from 1999 to 2002. He joined Ingersoll Rand through the 1997 acquisition of Thermo King from Westinghouse. Shawley replaces James Gelly.
“Steve brings to the CFO position broad, global operational and financial experience as well as exceptional leadership skills. Also, he will continue to serve on the company’s Enterprise Leadership Team, where he has consistently contributed solid strategic guidance and counsel on behalf of the global organization. I also want to thank James Gelly for his contributions to the company and to wish him well in his future endeavors.”
Didier Teirlinck will succeed Steve Shawley as president of the Climate Control Technologies Sector, effective immediately. In addition, Teirlinck was elected a senior vice president of the company and will be a member of the Enterprise Leadership Team. Teirlinck previously was president, Climate Control - Europe, a position he held since joining Ingersoll Rand from Volvo Compact Equipment in 2005.
“Didier has delivered exceptional results over the last three years. He has strong multi-national operating and commercial experience in both the transport and stationary refrigeration businesses, and I am confident of his success as he leads our global Climate Control Technologies Sector.”
As previously announced, David R. Pannier, previously president of Trane’s Residential Systems business, has joined Ingersoll Rand in the same capacity. In addition, he was elected a senior vice president of the company and will be a member of the Enterprise Leadership Team. Also joining Ingersoll Rand from Trane and elected as officers of the company are the following individuals:
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Mary Beth Gustafsson, previously senior vice president, general counsel and secretary of Trane, will be vice president and deputy general counsel. Gustafsson joined Trane in 2001. She previously served as chief counsel for Trane’s air conditioning systems and services business worldwide.

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David Kuhl, previously vice president and treasurer of Trane, will assume the same role with Ingersoll Rand. Kuhl joined Trane in 2002 as an assistant treasurer after serving as chief financial officer of DuPont’s Nutrition & Health business unit.

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Edward Schlesinger, previously vice president and general auditor of Trane, will be vice president, audit services, of Ingersoll Rand. Schlesinger joined Trane in 1994 as senior accounting analyst and then served as manager of financial reporting. He was named assistant controller in 2000 and assumed his current position in 2006.

“I believe the leadership team we have established represents a substantial advantage for Ingersoll Rand as we seek to expand participation and generate growth in all of our global markets. These new leaders, as well as our continuing leaders, all possess superior expertise in their fields, operational proficiency, leadership excellence and demonstrated success throughout their careers.”

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Ingersoll Rand is a global diversified industrial firm providing products, services and solutions to enhance the quality and comfort of air in homes and buildings, transport and protect food and perishables, secure homes and commercial properties, and enhance industrial productivity and efficiency. Driven by a 100-year-old tradition of technological innovation, we enable companies and their customers to create progress. For more information, visit www.ingersollrand.com.